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                                                                    EXHIBIT 99.1

EXTENDICARE HEALTH SERVICES, INC.
PROFORMA FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND YEAR ENDED DECEMBER 31, 2000
(Dollars in Thousands)
(Unaudited)

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                                                   Nine Months Ended September 30, 2001    Twelve Months Ended December 31, 2000
                                                  -------------------------------------- ----------------------------------------
                                                     Historical Adjustments Proforma     Historical    Adjustments  Proforma

REVENUES:
  Nursing and assisted living centers               578,378     (35,637) 1  542,741        904,847      (46,214) 1  858,633
  Medical supplies and outpatient therapy             7,271           -       7,271          9,716            -       9,716
  Other                                              12,597       3,445  2   16,042          8,506        4,578  2   13,084
                                                    --------   ---------   ---------     ----------     --------   ---------
                                                    598,246     (32,192)    566,054        923,069      (41,636)    881,433
                                                    --------   ---------   ---------     ----------     --------   ---------

COSTS AND EXPENSES:
  Operating                                         523,021     (45,870) 3  477,152        822,871      (40,073) 3  782,798
  General and administrative                         25,011      (1,537) 3   23,474         46,507       (1,576) 3   44,931
  Lease costs                                        11,352           -      11,352         18,032            -      18,032
  Depreciation and amortization                      30,226           -      30,226         45,434            -      45,434
  Interest expense                                   28,937           -      28,937         46,541            -      46,541
  Interest income                                    (1,567)          -      (1,567)        (1,386)           -      (1,386)
  Loss on impairment of long-lived assets             1,685           -       1,685         20,753            -      20,753
  Loss on disposal of assets and other items         24,246           -      24,246          6,663            -       6,663
                                                    --------   ---------   ---------     ----------     --------   ---------
                                                    642,911     (47,407)    595,505      1,005,415      (41,649)    963,766
                                                    --------   ---------   ---------     ----------     --------   ---------
INCOME (LOSS) BEFORE PROVISION
     FOR INCOME TAXES                               (44,665)     15,215     (29,450)       (82,346)          14     (82,332)

Income tax benefit                                  (15,126)      5,021  4  (10,105)       (27,667)           5  4  (27,662)
                                                    --------   ---------   ---------     ----------     --------   ---------

LOSS BEFORE EXTRAORDINARY ITEM                      (29,539)     10,194     (19,345)       (54,679)           9     (54,670)
                                                    ========   =========   =========     ==========     ========   =========
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Notes to Proforma Financial Statements:
Subject to the receipt of all necessary third party approvals, including State licensure and certification, on September 30, 2001 the Company withdrew from the
Texas skilled nursing home market. The transaction involved the transfer of operations to Senior Health Properties - Texas, Inc. (Senior Health) of 17
nursing homes and 1,421 beds, of which 13 will be subleased and the remainder leased on a five year term with the Company. Senior Health will operate the subleased facilities for their remaining lease terms, one of which expired on
October 31, 2001, and the remainder of which will expire in February 2012. The annual rental income is approximately $4.0 million, or $1.8 million in excess of the Company's current annual lease costs, and will escalate in alignment with the existing leases or, for the owned facilities, with Medicaid rate increases.
In addition, the Company is entitled to a defined percentage of net profit earned by Senior Health after rent, management fees and other defined expenditures. The management of the Company's former regional office, operating as a separate unrelated legal entity from the Company, will provide management services to Senior Health and for the Company's Assisted Living Centers in Texas
and facilities in Arkansas. The Company will provide accounting and information technology support to Senior Health.

The Proforma Income Statements have been prepared assuming the lease transaction occurred on January 1, 2000 and the income statements for the Nine Months Ended September 30, 2001 and Twelve Months Ended December 31, 2000 have been adjusted. Rental income from the lease arrangements have been reflected in the proforma income statements, net of the loss of revenues and associated operating expenses and other costs related with the facilities.

The specific adjustments on the Proforma Income Statement are outlined within the below notes:
1) Adjustment for loss of revenues from the facilities.
2) Adjustment for rental income from the leased properties and new service fees.
3) Adjustment for loss of operating costs from the facilities, offset by new management fees for Assisted Living Centers in Texas and Arkansas.
4) Tax impact of the reduction of losses from facility operations, net of lease arrangement net income.

The Proforma Balance Sheet would be prepared on the assumption that the lease transaction occurred on September 30, 2001. As the properties remain owned by the Company, there is no material change in the assets or liabilities of the Company as of September 30, 2001. At September 30, 2001 the net book value of the Texas facilities was $10.1 million after a $1.7 million write-down of the assets in September 2001.